Exhibit 99.1
Liberator Medical Secures $6.5 Million to $8.5 Million Line of Credit From PNC Financial Services Group
New PNC Line Enables Liberator to Accelerate Advertising Plan
STUART, Fla., Feb. 14, 2011 (GLOBE NEWSWIRE) — Liberator Medical Holdings, Inc. (OTCBB:LBMH) announced today that it secured a $6.5 million to $8.5 million line of credit from PNC Financial Services Group (PNC). The interest rate is LIBOR plus 2.75% and the borrowing amount is based on the Company’s inventory and accounts receivable.
Mr. Libratore, CEO, stated: “We are very pleased to have secured a significant line of credit under favorable terms given the current market conditions. The credit markets are very tight and the Company’s ability to secure this credit facility from a leading financial institution demonstrates our strength. Most importantly, with this line of credit added to our strong cash position, we are able to increase our marketing efforts and accelerate our growth.”
Stay up-to-date with current events by visiting Liberator Medical’s website at www.liberatormedical.com or by joining the Company’s E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com
About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

CONTACT:	Individual Investor Relations Contact:
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net

Institutional Investor Contact:
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com

Source:	Liberator Medical Holdings, Inc.